EXHIBIT 99.1

Thursday, January 24, 2019

Contact:	Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Record Net Income for 2018

West Point, Va., January 24, 2019—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported record consolidated net income of $18.0 million, or $5.15 per share assuming dilution, for the year ended December 31, 2018, compared to  $6.6 million, or $1.88 per share assuming dilution, for the year ended December 31, 2017. The Corporation reported consolidated net income of $4.0 million for the fourth quarter of 2018, or $1.13 per share assuming dilution, compared with a net loss of $3.3 million, or $0.95 per share assuming dilution, for the fourth quarter of 2017.

For the year ended December 31, 2018, the Corporation’s returns on average equity (ROE) and on average assets (ROA) were 12.40 percent and 1.19 percent, respectively, compared to 4.58 percent and 0.45 percent, respectively, for the year ended December 31, 2017.  For the fourth quarter of 2018, on an annualized basis, the Corporation’s ROE and ROA were 10.59 percent and 1.05 percent, respectively, compared to (9.02) percent and (0.89) percent, respectively, for the fourth quarter of 2017, on an annualized basis.

Excluding the one-time effects related to the the Tax Cuts and Jobs Act, discussed below, the Corporation’s adjusted net income for the year ended December 31, 2017 was $13.2 million or $3.79 per share assuming dilution and for the fourth quarter of 2017 was $3.3 million or $0.95 per share assuming dilution.  Adjusted ROE and adjusted ROA were 9.20 percent and 0.90 percent, respectively, for the year ended December 31, 2017 and were 9.05 percent and 0.89 percent, respectively, for the fourth quarter of 2017 on an annualized basis.   For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“On an adjusted basis, our net income for the full year and fourth quarter of 2018 increased 36% and 19%, respectively,” said Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation.    “While the increase in adjusted net income at each of our primary business segments includes the effect of the lower federal corporate income tax rate in 2018, it also reflects the results of our recent focus on growing higher-yielding earning assets at the retail banking segment and on pursuing better asset quality at the consumer finance segment.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $10.6 million for the year ended December 31, 2018, compared to net income of $5.0 million for the year ended December 31, 2017. For the fourth quarter of 2018, C&F Bank reported net income of $2.7 million, compared to a net loss of $1.0 million for the fourth quarter of 2017. The retail banking segment’s results for both the year and the quarter ended December 31, 2017 included income tax expense of $3.5 million associated with the revaluation of C&F Bank’s net deferred tax asset. The retail banking segment’s income before income taxes for the year ended December 31, 2018 was $12.6 million, compared to $10.7 million for the year ended December 31, 2017. For the fourth quarter of 2018, the Bank reported income before income taxes of $3.2 million, compared to $3.0 million for the fourth quarter of 2017.

In addition to favorable income tax factors discussed below,  positive factors affecting net income of C&F Bank for the quarter ended December 31, 2018 compared to the same period in 2017 included:  (1) higher interest income from loans, primarily due to (a) improvement in the performance of certain acquired loans, as discussed below, (b) higher yields on variable rate loans resulting from rising interest rates and (c) loan growth and (2) higher yields on excess cash balances. Partially offsetting these factors were (1) higher operating expenses associated with C&F Bank continuing to (a) strengthen its technology infrastructure, (b) expand its capabilities in administrative and compliance functions, (c) expand its product offerings and (d) promote brand awareness and (2) an increase in average rates on interest-bearing customer deposits. In addition to these factors that affected net income for the fourth quarter of 2018, net income of C&F Bank for the year ended December 31, 2018 was negatively affected by higher operating expenses associated with C&F Bank expanding its market presence in Charlottesville, Virginia.

The recognition of interest income on purchased credit impaired (PCI) loans is based on management’s expectation of future payments of principal and interest. Expectations of the timing and amount of future payments on certain acquired loans that are PCI loans have improved during 2018, resulting in an acceleration of the recognition of interest income in 2018 compared to 2017. Interest income recognized on PCI loans was $0.8 million and $3.7 million for the fourth quarter and year ended December 31, 2018, respectively, compared to $0.5 million and $2.7 million for the fourth quarter and year ended December 31, 2017, respectively.

Average loans, excluding loans to affiliates, increased $13.0 million or 1.8 percent during the fourth quarter of 2018 and $27.4 million or 3.9 percent during the year ended December 31, 2018, compared to the same periods in 2017. C&F Bank’s total nonperforming assets were $1.7 million at December  31, 2018, compared to $5.4 million at December 31, 2017. Nonperforming assets at December  31, 2018 consisted primarily of $1.5 million in nonaccrual loans, compared to $5.3 million at December 31, 2017.  The decline in nonaccrual loans since December 31, 2017 resulted primarily from the resolution of one commercial relationship.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $1.9 million for the year ended December 31, 2018, compared to net income of $985,000 for the year ended December 31, 2017. For the fourth quarter of 2018, C&F Mortgage Corporation reported net income of $199,000, compared to a  net loss of $373,000 for the fourth quarter of 2017. The mortgage banking segment’s income before income taxes was $2.6 million for each of the years ended December 31, 2018 and 2017. For the fourth quarter of 2018, C&F Mortgage Corporation reported income before income taxes of $276,000, compared to $337,000 for the fourth quarter of 2017.

The increase in net income of the mortgage banking segment for both the year and quarter ended December 31, 2018 was due primarily to the favorable income tax factors discussed below.  For the year ended December 31, 2018, income before income taxes of the mortgage banking segment was essentially unchanged, as lower gains on sales of loans, which resulted from lower loan production, were offset by a decrease in operating expenses, which resulted from operational efficiencies and management of personnel costs.  For the fourth quarter of 2018, income before income taxes of the mortgage banking segment decreased primarily due to lower gains on sales of loans, resulting from lower loan production, which was partially offset by decreased operating expenses, resulting from operational efficiencies and management of personnel costs.  While loan production decreased by 6.1 percent and 14.7 percent in the year and quarter ended December 31, 2018, respectively, compared to the same periods in 2017, C&F Mortgage Corporation’s loan production volume outperformed loan production trends in the broader mortgage industry.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $6.7 million for the year ended December 31, 2018, compared to net income of $2.3 million for the year ended December 31, 2017. For the fourth quarter of 2018, C&F Finance Company reported net income of $1.3 million, compared to a  net loss of $958,000 for the fourth quarter of 2017. The consumer finance segment’s income before income taxes for the year ended December 31, 2018 was $9.2 million, compared to $6.5 million for the year ended December 31, 2017. For the fourth quarter of 2018, C&F Finance Company reported income before income taxes of $1.7 million, compared to $1.1 million for the fourth quarter of 2017.

In addition to favorable income tax factors discussed below, positive factors affecting net income of C&F Finance Company for the year and quarter ended December 31, 2018 included (1) a decline in the provision for loan losses of $5.3 million and $1.3 million for the year and quarter ended December 31, 2018, respectively, compared to the same periods in 2017, as a result of lower charge-offs and improving credit quality of the portfolio, as discussed below, and (2) lower personnel and operating expenses resulting from underwriting efficiencies and the purchase of loan contracts with higher credit metrics. Partially offsetting these factors were (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of loan contracts with higher credit metrics, as well as relatively lower yields on boat and recreational vehicle (RV) loans as discussed below and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since the first quarter of 2017.

The net charge-off ratio for 2018 decreased to 4.14 percent from 5.82 percent for 2017. The decline reflects a lower number of charge-offs during 2018 as a result of C&F Finance Company’s purchasing loan contracts with higher credit metrics beginning in 2016.  At December 31, 2018, total delinquent loans as a percentage of total loans was 4.76 percent, compared to 5.17 percent at December 31, 2017.   The allowance for loan losses was $23.0 million, or 7.77 percent of total loans at December  31, 2018, compared to $24.4 million, or 8.34 percent of total loans at December 31, 2017. The decrease in the level of the allowance for loan losses as a percentage of total loans was primarily due to lower net charge-offs on subprime automobile loans and the purchase of boat and RV loans beginning in 2018, as discussed below, which require a lower allowance for loan losses.  At December 31, 2018, compared to December 31, 2017, the higher composition within the consumer finance segment’s loan portfolio of boat and RV loans accounted for 28 basis points of the 57 basis points decrease in this ratio.    If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future, or if the consumer finance segment’s loan portfolio should grow, the segment may need to increase the level of its allowance for loan losses,  which would negatively affect future earnings.

During the first quarter of 2018, C&F Finance Company began the expansion of its indirect lending programs to include boats and RVs. These contracts are for prime loans made to individuals with higher credit scores and are priced at rates substantially lower than its non-prime automobile portfolio. While these loans may contribute to net interest margin compression, management expects they will require both a lower provision for loan losses and allowance for loan losses than the consumer finance segment’s non-prime automobile loans.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported aggregate net losses of $1.2 million and $1.7 million for the years ended December 31, 2018 and 2017, respectively, and net losses of $230,000 and $941,000 for the fourth quarters of 2018 and 2017, respectively.  The other segments’ loss before income taxes was $1.8 million and $1.9 million for the years ended December 31, 2018 and 2017, respectively.  For the fourth quarter of 2018, the other segments reported a loss before income taxes of $345,000, compared to a loss before income taxes of $392,000 for the fourth quarter of 2017.  The lower net losses during 2018, compared to 2017, were primarily due to increased earnings at the Corporation’s wealth management subsidiary.

Income Taxes.  The Tax Cuts and Jobs Act (the Act), which was signed into law on December 22, 2017, permanently lowered the federal corporate income tax rate to 21%, effective January 1, 2018.  In connection with the reduction in the federal corporate income tax rate, the Corporation recognized a one-time revaluation of its federal net deferred tax asset in the fourth quarter of 2017, which resulted in additional income tax expense and decreased net income by $6.6 million or by $1.91 and $1.90 per share assuming dilution for the year and quarter ended December 31, 2017, respectively.  The lower federal income tax rate also had a favorable effect on the net income of each of the Corporation’s primary business segments in 2018 compared to 2017.

Capital and Dividends.  The Corporation declared dividends during the year ended December 31, 2018 totaling $1.41 per share.  The Corporation declared a quarterly dividend of 37 cents per share during the fourth quarter of 2018, which was paid on January 1, 2019.  The Corporation increased its regular quarterly cash dividend twice during 2018, resulting in a cumulative 8.8 percent increase over the regular cash dividend of 34 cents per share that was paid on January 1, 2018.  These dividends represent a payout ratio of 27.4 percent and 32.7 percent of earnings per share for the year and quarter ended December 31, 2018, respectively.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

During the fourth quarter of 2018, the Corporation repurchased 21,232 shares of its common stock at an average price of $52.05 per share. As of December 31, 2018, the Corporation has made aggregate repurchases of its common stock totaling $1.1 million under the Corporation’s share repurchase program, which was reauthorized by its Board of Directors in April 2018 for up to $5 million.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $48.98 per share on January 23, 2019.  At December  31, 2018, the book value of the Corporation was $43.45 per share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, boat and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance on a basis comparable to other financial periods. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, strategic business initiatives and the anticipated effects thereof, including the expansion of the indirect lending program to include boats and RVs, margin compression, development of our digital platform, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, slowdowns in economic growth and a prolonged federal government shutdown, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and C&F Bank, (5) the effect of the Act and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions and technology initiatives, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	12/31/2018	12/31/2017
	(unaudited)	*
Interest-bearing deposits in other banks	$100,875	$105,353
Investment securities - available for sale, at fair value	214,910	218,976
Loans held for sale, at fair value	41,895	55,384
Loans, net:
Retail Banking segment	752,063	721,726
Mortgage Banking segment	2,881	2,685
Consumer Finance segment	273,153	267,651
Restricted stock, at cost	3,247	3,298
Total assets	1,521,411	1,509,056
Deposits	1,181,661	1,171,429
Repurchase agreements	14,917	20,621
Borrowings	144,774	147,239
Shareholders' equity	151,958	141,702

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2018	12/31/2017	12/31/2018	12/31/2017
	(unaudited)		(unaudited)	*
Interest income	$23,462	$22,446	$92,548	$89,593
Interest expense	2,984	2,495	11,027	9,601
Provision for loan losses:
Retail Banking segment	100	-	100	200
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	3,206	4,500	10,906	16,235
Noninterest income:
Gains on sales of loans	1,442	1,835	7,841	8,553
Other	4,002	4,866	17,917	18,679
Noninterest expenses:
Salaries and employee benefits	9,230	10,759	42,003	43,597
Other	8,528	7,314	31,729	29,226
Income tax expense	901	7,394	4,521	11,394
Net income (loss)	3,957	(3,315)	18,020	6,572
Earnings per share - assuming dilution	1.13	(0.95)	5.15	1.88
Earnings per share - basic	1.13	(0.95)	5.15	1.89

Fully-taxable equivalent (FTE) amounts**
Interest income on loans-FTE	21,419	20,711	84,554	82,789
Interest income on securities-FTE	1,668	1,810	6,648	7,385
Total interest income-FTE	23,640	22,848	93,299	91,302
Net interest income-FTE	20,656	20,353	82,272	81,701

________________________

* Derived from audited consolidated financial statements.

**For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Year Ended
Segment Information	12/31/2018	12/31/2017	12/31/2018	12/31/2017
	(unaudited)		(unaudited)	*
Income (Loss) Before Income Taxes
Retail Banking	$3,228	$3,049	$12,591	$10,706
Mortgage Banking	276	337	2,600	2,591
Consumer Finance	1,699	1,085	9,152	6,531
Other	(345)	(392)	(1,802)	(1,862)

Net Income (Loss)
Retail Banking	$2,719	$(1,043)	$10,633	$4,979
Mortgage Banking	199	(373)	1,903	985
Consumer Finance	1,269	(958)	6,692	2,333
Other	(230)	(941)	(1,208)	(1,725)
Mortgage loan originations - Mortgage Banking	160,324	187,950	699,028	744,780
Mortgage loans sold - Mortgage Banking	164,408	181,943	712,517	741,422

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Average Balances	12/31/2018	12/31/2017	12/31/2018	12/31/2017
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$103,241	$106,043	$118,176	$107,629
Investment securities - available for sale, at amortized cost	221,277	212,458	221,184	210,484
Loans held for sale, at fair value	41,492	42,734	40,610	38,621
Loans:
Retail Banking segment	743,198	730,185	734,661	707,229
Mortgage Banking segment	3,355	3,300	3,336	3,295
Consumer Finance segment	299,983	292,128	296,227	294,273
Restricted stock, at cost	3,247	3,443	3,305	3,434
Total earning assets	1,415,793	1,390,291	1,417,499	1,364,965
Total assets	1,507,056	1,490,537	1,508,904	1,463,139

Time, checking and savings deposits	891,026	899,254	904,203	891,541
Borrowings	160,919	166,409	165,290	165,662
Total interest-bearing liabilities	1,051,945	1,065,663	1,069,493	1,057,203
Demand deposits	276,436	250,583	266,415	236,937
Shareholders' equity	149,400	147,022	145,318	143,646

Asset Quality	12/31/2018	12/31/2017
	(unaudited)	*
Retail Banking
Loans, excluding purchased and affiliate loans	$723,779	$686,605
Purchased performing loans[1]	36,874	42,793
Purchased credit impaired loans[1]	1,835	3,103
Total loans	$762,488	$732,501

Nonaccrual loans	$1,369	$5,111
Purchased performing-nonaccrual loans	95	161
Total nonaccrual loans[2]	1,464	5,272
Other real estate owned (OREO)	246	168
Total nonperforming assets	$1,710	$5,440

Accruing loans past due for 90 days or more[3]	$324	$306

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$4,921	$9,748
Purchased performing TDRs	530	1,148
Total TDRs[2]	$5,451	$10,896

Allowance for loan losses (ALL)	$10,425	$10,775
Nonperforming assets to loans and OREO	0.22%	0.74%
ALL to total loans, excluding purchased credit impaired loans	1.37%	1.48%
ALL to total nonaccrual loans	712.09%	204.38%
Net charge-offs to average loans	0.06%	0.08%

Mortgage Banking
Nonaccrual loans	$37	$39
Total Loans	$3,479	$3,283
ALL	$598	$598
Nonperforming loans to total loans	1.06%	1.19%
ALL to loans	17.19%	18.22%

Consumer Finance
Nonaccrual loans	$712	$764
Repossessed automobiles available for sale	$371	$250
Accruing loans past due for 90 days or more	$-	$-
Total loans	$296,153	$292,004
ALL	$23,000	$24,353
Nonaccrual loans to total loans	0.24%	0.26%
ALL to total loans	7.77%	8.34%
Net charge-offs to average total loans	4.14%	5.82%

________________________

*  Derived from audited consolidated financial statements.

[1]

Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $1.9 million at 12/31/18 and $2.3 million at 12/31/17. The remaining discount for the purchased credit impaired loans was $7.9 million at 12/31/18 and $9.8 million at 12/31/17.

[2]	Total nonaccrual loans include nonaccrual TDRs of $164,000 at 12/31/18 and $3.9 million at 12/31/17.
[3]	Accruing loans past due for 90 days or more include purchased credit impaired loans of $9 thousand at 12/31/18 and $90 thousand at 12/31/17.

	As Of and For The		As Of and For The
	Quarter Ended		Year Ended
Other Data and Ratios	12/31/2018	12/31/2017	12/31/2018	12/31/2017
	(unaudited)		(unaudited)
Annualized return on average assets	1.05%	(0.89)%	1.19%	0.45%
Annualized return on average equity	10.59%	(9.02)%	12.40%	4.58%
Annualized net interest margin	5.79%	5.87%	5.80%	5.99%
Dividends declared per share	$0.37	$0.34	$1.41	$1.33
Weighted average shares outstanding - assuming dilution	3,497,252	3,488,864	3,501,221	3,486,589
Weighted average shares outstanding - basic	3,497,252	3,488,864	3,501,221	3,486,510
Market value per share at period end	$53.21	$58.00	$53.21	$58.00
Book value per share at period end	$43.45	$40.53	$43.45	$40.53
Price to book value ratio at period end	1.22	1.43	1.22	1.43
Price to earnings ratio at period end (ttm)	10.33	30.69	10.33	30.69

			Minimum Capital
Capital Ratios[1]	12/31/2018	12/31/2017	Requirements[2]
	(unaudited)	*
C&F Financial Corporation
Total capital (to risk-weighted assets)	15.2%	14.4%	8.0%
Tier 1 capital (to risk-weighted assets)	14.0%	13.2%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.9%	11.1%	4.5%
Tier 1 capital (to average assets)	11.3%	10.5%	4.0%

C&F Bank
Total capital (to risk-weighted assets)	15.1%	14.2%	8.0%
Tier 1 capital (to risk-weighted assets)	13.8%	13.0%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.8%	13.0%	4.5%
Tier 1 capital (to average assets)	11.2%	10.4%	4.0%

________________________

* Derived from audited consolidated financial statements.

1All ratios at December  31, 2018 are estimates and subject to change pending regulatory filings.  All ratios at December  31, 2017 are presented as filed.

2The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands, except for share and per share data)

	For The		For The
	Quarter Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
	(unaudited)		(unaudited)
Net income (loss), as reported	$3,957	$(3,315)	$18,020	$6,572
Net deferred tax asset revaluation adjustment	-	6,643	-	6,643
Adjusted net income	$3,957	$3,328	$18,020	$13,215

Weighted average common shares - assuming dilution	3,497,252	3,488,864	3,501,221	3,486,589
Weighted average common shares - basic	3,497,252	3,488,864	3,501,221	3,486,510

Earnings (loss) per share - assuming dilution
Earnings (loss) per share - assuming dilution, as reported	$1.13	$(0.95)	$5.15	$1.88
Adjusted earnings per share - assuming dilution	$1.13	$0.95	$5.15	$3.79
Earnings (loss) per share - basic
Earnings (loss) per share - basic, as reported	$1.13	$(0.95)	$5.15	$1.89
Adjusted earnings per share - basic	$1.13	$0.95	$5.15	$3.79

Adjusted Return on Average Equity (ROE)
Average shareholders' equity, as reported	$149,400	$147,022	$145,318	$143,646

Annualized ROE, as reported	10.59%	(9.02)%
ROE, as reported			12.40%	4.58%
Adjusted annualized ROE	10.59%	9.05%
Adjusted ROE			12.40%	9.20%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$1,507,056	$1,490,537	$1,508,904	$1,463,139

Annualized ROA, as reported	1.05%	(0.89)%
ROA, as reported			1.19%	0.45%
Adjusted annualized ROA	1.05%	0.89%
Adjusted ROA			1.19%	0.90%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$21,413	$20,698	$84,529	$82,734
FTE adjustment	6	13	25	55
FTE interest income on loans	$21,419	$20,711	$84,554	$82,789

Interest income on securities	$1,496	$1,421	$5,922	$5,731
FTE adjustment	172	389	726	1,654
FTE interest income on securities	$1,668	$1,810	$6,648	$7,385

Total interest income	$23,462	$22,446	$92,548	$89,593
FTE adjustment	178	402	751	1,709
FTE interest income	$23,640	$22,848	$93,299	$91,302

Net interest income	$20,478	$19,951	$81,521	$79,992
FTE adjustment	178	402	751	1,709
FTE net interest income	$20,656	$20,353	$82,272	$81,701

________________________

[1]	Assuming a tax rate of 21% for the quarter and year ended December 31, 2018 and 34% for the quarter and year ended December 31, 2017.